UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  April 4, 2006

The First Marblehead Corporation

(Exact name of registrant as specified in charter)

Delaware	001-31825	04-3295311
(State or other juris-	(Commission	(IRS Employer
diction of incorporation)	File Number)	Identification No.)

The Prudential Tower
800 Boylston Street, 34th Floor
Boston, Massachusetts		02199-8157
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  (800) 895-4283

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On April 4, 2006, The First Marblehead Corporation (the “Corporation”) entered into an amended and restated Umbrella Agreement and Note Purchase Agreement (collectively, the “Agreements”) with Bank of America, N.A. (“Bank of America”), effective as of April 1, 2006. The Agreements amend and restate the previous agreements between the Corporation and Bank of America relating to certain direct-to-consumer private student loans originated by Bank of America. Those previous agreements were to expire on May 1, 2006.

The Agreements extend the term of the Corporation’s exclusive right to securitize direct-to-consumer private student loans marketed and originated by Bank of America under its Education Maximizer brand (the “DTC Loans”). In addition, the Agreements amend certain terms and conditions under which DTC Loans are sold into securitization transactions that the Corporation structures and administers.

Term of the Agreements

The term of each of the Agreements expires on May 31, 2008, provided that beginning on June 1, 2007, either party may terminate the Agreements upon 90 days notice. The Agreements are also terminable by either party in specified circumstances, including an uncured material breach by the other party, a change in control of the other party or a failure to consummate a securitization of DTC Loans notwithstanding satisfaction of the party’s obligations in connection therewith.

Other Amended Provisions

The Agreements amend certain provisions of the previous agreements between the Corporation and Bank of America relating to DTC Loans and provide for, among other things:

•                  revised pricing terms in connection with the sale of DTC Loans by Bank of America to the Corporation or a special purpose entity formed to purchase DTC Loans (an “SPE”). In particular, the Agreements amend the marketing fee and loan premium, calculated as a percentage of the principal amount of specified categories of the DTC Loans, due to Bank of America upon sale of those DTC Loans pursuant to the Agreements, for all applications for DTC Loans submitted on or after April 1, 2006. Such pricing shall remain unchanged for applications submitted prior to April 1, 2006; and

•                  a pricing incentive for Bank of America in the event that the aggregate volume of DTC Loans disbursed during any calendar year exceeds a specified threshold. If the volume threshold were satisfied, a pricing incentive would be due with respect to certain categories of DTC Loans sold by Bank of America to the Corporation or an SPE during the subsequent calendar year. Any pricing incentive would terminate at the end of a calendar year in which the aggregate volume of DTC Loans disbursed during that year falls below the minimum threshold.

Under the Agreements, the Corporation has agreed to facilitate securitizations of DTC Loans at least every six months.

Pursuant to a Guaranty Agreement dated June 30, 2003, as amended, between The Education Resources Institute, Inc. (“TERI”) and Bank of America, TERI continues to guarantee repayment of the principal amount of, and capitalized or accrued interest on, defaulted DTC Loans.

Other Material Agreements

In addition to the Agreements, the Corporation is a party to other agreements with Bank of America pursuant to which the Corporation provides certain outsourcing services to Bank of America related to certain school channel private loans.

In addition, Bank of America is a lender for the Corporation’s Guaranteed Access to Education loan programs (“GATE”). The Corporation and Bank of America are parties to several agreements relating to GATE, including an Eleventh Amendment to GATE Student Umbrella Agreement dated November 29, 2005 and a Second Amendment to GATE Universal Umbrella Agreement dated November 29, 2005.

Item 7.01. Regulation FD Disclosure.

The information disclosed under Item 1.01 of this current report on Form 8-K is hereby incorporated by reference under this Item 7.01.

On April 4, 2006, the Corporation will announce that it has entered into the Agreements with Bank of America. The full text of the Corporation’s press release to be issued in connection with this announcement is furnished with this current report on Form 8-K as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)                                 Exhibits.

99.1                           Press release entitled “First Marblehead Announces New Direct-to-Consumer Contract with Bank of America,” to be issued by the Corporation on April 4, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE FIRST MARBLEHEAD CORPORATION

Date: April 4, 2006	By:	/s/ Peter B. Tarr
Peter B. Tarr
Chairman of the Board and General Counsel

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release entitled “First Marblehead Announces New Direct-to-Consumer Contract with Bank of America,” to be issued by the Corporation on April 4, 2006.